Sentinel Omaha
Limited Liability Company
and Subsidiaries

Consolidated Financial Statements
December 31, 2013

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES
                              TABLE OF CONTENTS
      December 31, 2013

Page(s)

INDEPENDENT AUDITORS' REPORT                            1

CONSOLIDATED FINANCIAL STATEMENTS

   Statement of Assets and Liabilities                             2

Schedule of Investments                                 3

Statement of Operations                                 4

Statement of Changes in Net Assets                             5

Statement of Cash Flows                                 6

Notes to Financial Statements                               7-17

INDEPENDENT AUDITORS' REPORT

To the Members of
Sentinel Omaha Limited Liability Company:

We have audited the accompanying consolidated financial statements of Sentinel Omaha Limited Liability Company and Subsidiaries, which comprise the consolidated statements of assets and liabilities, including the consolidated schedule of investments as of December 31, 2013, and the related consolidated statements of operations, changes in net assets, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements.  The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error.  In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sentinel Omaha Limited Liability Company and Subsidiaries as of December 31, 2013, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter
As discussed in Note 4 paragraph (5) to the consolidated financial statements, as of December 31, 2013, the Company did not meet the required Net Worth as defined in Section 8.17 of the Secured Credit Facility. Our opinion is not modified with respect to this matter.

/s/ WeisnerMazars LLP
New York, New York
April 17, 2014

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES

December 31, 2013

ASSETS

Investment in real estate properties, at fair value (cost - $346,616,176)	$ 267,600,000

Cash and cash equivalents	1,686,295

Cash held in escrow by lenders	4,501,628

Restricted cash	2,392,000

Prepaid expenses and other assets	1,263,020

Tenant security deposits	152,922

Total assets	$ 277,595,865

LIABILITIES

Mortgage notes, bonds, credit facilities payable and loans from affiliates, at fair value	$ 266,253,965
(cost - $270,048,733)

Accounts payable and accrued expenses	4,444,073

Tenant security deposits payable	880,861

Prepaid rent	329,543

Deferred revenue	124,247

Total liabilities	272,032,689

NET ASSETS	$ 5,563,176

The accompanying notes are an integral part of these consolidated financial statements.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

CONSOLIDATED SCHEDULE OF INVESTMENTS

	December 31, 2013

		Number of	Historical	Fair
Property	Location	Units	Cost (1)	Value

Arbor Hills	Antioch, TN	548	$ 35,135,408	$ 26,200,000	(2)
Arbors of Dublin	Dublin, OH	288	18,945,319	18,300,000	(2)
Brentwood Oaks	Nashville, TN	244	20,605,583	19,100,000	(2)
Cornerstone Apartments	Independence, MO	420	37,840,185	29,600,000	(2)
Covey at Fox Valley	Aurora, IL	216	25,695,606	18,400,000	(2)
Greenhouse Apartments	Omaha, NE	129	18,815,749	15,100,000	(2)
Jackson Park Place	Fresno, CA	376	46,767,767	34,500,000	(2) (3)
Littlestone of Village Green	Gallatin, TN	200	15,884,718	14,300,000	(2)
Morganton Place	Fayetteville, NC	280	20,576,768	13,100,000	(2)
Oakwell Farms	Hermitage, TN	410	30,393,289	27,000,000	(2)
Park at Countryside	Port Orange, FL	120	10,075,338	5,600,000	(2)
The Reserve at Wescott	Summerville, SC	288	26,934,107	24,200,000	(2) (4)
Village at Cliffdale	Fayetteville, NC	356	25,681,457	11,400,000	(2)
Woodberry Apartments	Asheville, NC	168	13,264,882	10,800,000	(2)

Total		4,043	$346,616,176	$267,600,000	(5)

(1) Historical cost equals the purchase price allocation plus capital improvements made from the acquisition date through December 31, 2013.
(2) Fair value is estimated to equal the value as determined by the Manager at December 31, 2013.
(3) The operations of Jackson Park Place I and II have been combined concurrent with the joint refinancing of the properties on 12/01/13.
(4) The operations of The Reserve at Wescott I and II have been combined concurrent with the joint refinancing of the properties on 08/01/13.
(5) Fair value of the investments in real estate as a percentage of net assets is 4810.2%.

The accompanying notes are an integral part of these consolidated financial statements

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

For the year ended December 31, 2013

INVESTMENT INCOME:

Base rent	$ 35,772,321
Other rental income	3,402,920
Interest Income	4,195

Total investment income	39,179,436

EXPENSES:

Payroll and related costs	5,461,162
Real property taxes	4,259,116
Repairs and maintenance	3,728,839
Utilities	2,464,412
Property management fees	1,762,829
General and administrative	926,504
Insurance	917,293
Advertising	549,675

Total expenses	20,069,830

NET INVESTMENT INCOME BEFORE OTHER EXPENSES:	19,109,606

OTHER EXPENSES:

Interest on mortgage notes, bonds, credit facilities payable and loans from affiliates	(12,261,111)
Amortization of deferred financing costs	(334,941)
Professional fees	(591,581)

Total other expenses	(13,187,633)

NET INVESTMENT INCOME	5,921,973

Net change in unrealized appreciation of investment in real estate properties	26,936,936
Net change in unrealized depreciation on fair value of mortgage notes and bonds	(592,317)
Net unrealized appreciation of interest rate cap and swap agreements	346,106
Realized loss on sale of real estate properties	(25,870,381)

Net realized and unrealized gain	820,344

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$ 6,742,317

The accompanying notes are an integral part of these consolidated financial statements.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN NET ASSETS

For the year to date ended December 31, 2013

	Member I	Member II	Member III	Total

Net assets at beginning of the year	$ (412,698)	$ (412,698)	$ (353,745)	(1,179,141)

Net investment income	2,072,691	2,072,691	1,776,591	5,921,973

Net change in unrealized appreciation of investment
in real estate properties	9,427,929	9,427,929	8,081,078	26,936,936

Net change in unrealized appreciation on fair value of
mortgage notes and bonds	(207,311)	(207,311)	(177,695)	(592,317)

Net unrealized appreciation of interest
rate cap and swap agreements	121,138	121,138	103,830	346,106

Realized loss on sale of real
estate properties	(9,054,633)	(9,054,633)	(7,761,115)	(25,870,381)

Net assets at end of the year	$ 1,947,116	$ 1,947,116	$ 1,668,944	5,563,176

The accompanying notes are an integral part of these consolidated financial statements.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

For the year ended December 31, 2013

CASH FLOWS FROM OPERATING ACTIVITIES:

Net increase in net assets resulting from operations	$ 6,742,317
Adjustments to reconcile net increase in net assets to
net cash provided by operating activities:
Net change in unrealized appreciation of investment in real estate properties	(26,936,936)
Net change in unrealized depreciation on fair value of mortgage notes and bonds	592,317
Net unrealized appreciation of interest rate cap and swap agreements	(346,106)
Realized loss on sale of investment in real estate	25,870,381
Amortization of deferred financing costs	334,941
Changes in operating assets and liabilities:
Cash held in escrow by lenders	(423,066)
Prepaid expenses and other assets	68,309
Tenant security deposit payable	(121,047)
Accounts payable and accrued expenses	(817,200)
Deferred revenue	1,782
Prepaid rent	(47,521)

Net cash provided by operating activities	4,918,171

CASH FLOWS FROM INVESTING ACTIVITIES:

Capital additions to real estate properties	(2,140,970)
Increase in restricted cash	(965,528)
Net proceeds from sale of investment in real estate	38,507,525
Increase in tenant security deposits	(19,602)

Net cash provided by investing activities	35,381,425

CASH FLOWS FROM FINANCING ACTIVITIES:

Payments of mortgage notes, bonds and credit facilities	(79,654,623)
Net proceeds from mortgage notes	41,957,000
Loan proceeds from affiliates	4,200,000
Loan repayments to affiliates	(5,643,766)
Payment of deferred financing costs	(1,022,388)

Net cash used in financing activities	(40,163,777)

NET INCREASE IN CASH AND CASH EQUIVALENTS	135,819

CASH AND CASH EQUIVALENTS, beginning of year	1,550,476

CASH AND CASH EQUIVALENTS, end of year	$ 1,686,295

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$ 12,749,588

The accompanying notes are an integral part of these consolidated financial statements.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2013

1.	ORGANIZATION

Sentinel Omaha Limited Liability Company and Subsidiaries (the "Company") was organized on June 4, 2007 as a Delaware limited liability company for the purpose of acquiring all of the outstanding stock of America First Apartment Investors, Inc. ("APRO"). Sentoma, LLC (the "Manager"), an affiliate of each of the members, serves as the Manager of the Company. Net profits and losses of the Company shall be allocated to the members of the Company in proportion to their respective percentage interests.  The Company shall be dissolved upon the sale or other disposition of all or substantially all of the assets of the Company or the election to dissolve the Company made in writing by the Manager with the consent of the members.

In accordance with the Amended or Restated Limited Liability Company Agreement dated August 22, 2007 (the "Agreement"), the members have agreed to contribute, in cash, an additional $12,400,000 to the capital of the Company, as and when required, as determined by the Manager.  In addition, no member shall have any liability to restore any negative balance in its capital account.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.
Basis of Presentation - The accompanying consolidated financial statements have been prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America. The Company carries its investments and certain liabilities at fair value.

The Company acquired APRO through Sentinel White Plains LLC, a wholly owned limited liability company, on September 18, 2007.  Sentinel White Plains LLC holds the assets and liabilities of the properties formerly owned by APRO through wholly owned single asset limited partnerships or limited liability companies.  The financial statements of these subsidiaries are consolidated with those of the Company. All transactions between the Company and these subsidiaries have been eliminated.

b. Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Estimates subject to material change in the near term include the fair value of real estate owned, fair value of mortgage notes, bonds and credit facilities, and fair value of derivatives. Actual results could differ from those estimates.

c. Real Estate Property Valuation - Investment in real estate properties is reported at fair value.   At December 31, 2013, the fair value of the investment in real estate properties is equal to either the value determined by independent appraisals or estimated by the Manager. The estimated fair value of the underlying real estate is determined quarterly by the methods described in note 7. No provision is made for depreciation of the historical cost of the real estate properties; however the effects of actual physical deterioration or obsolescence, if any, were considered in applying the methods used in estimating fair value.  Valuations are prepared by the investment advisor's valuation group and represent their best judgment based upon a process of evaluating the current and future economic and market conditions and are approved by management.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2013

The aggregate unrealized appreciation or depreciation on investments in real estate represents the net change between the fair value and the cost basis of the Company's investments in real estate. The net change in unrealized appreciation or depreciation on investment in real estate for the current year also reflects the difference between the current fair value and the prior year recorded amount and is included in the consolidated statement of operations.

The fair values do not necessarily represent the prices at which the real estate investments would sell because market prices can only be determined by negotiating between a willing buyer and a willing seller.

Determination of fair value involves numerous estimates and subjective judgments that are subject to change in response to current and future economic and market conditions, including, among other things, demand for residential apartments, competition, and operating cost levels such as labor, energy costs and real estate taxes. Judgments regarding these factors are not subject to precise quantification or verification and may change from time to time as economic and market factors change and such changes may be material to the fair value presented.

Expenditures for improvements which, in the opinion of the Manager, increase the fair value of the real estate owned, generally renewals and betterments, are capitalized. Repair and maintenance costs are expensed as incurred.

d.    Cash and Cash Equivalents - For financial reporting purposes, overnight investments and short-term deposits with maturities of three months or less at time of purchase are considered to be cash equivalents. As of December 31, 2013, the Company maintains its cash balances with three major financial institutions and those cash balances exceeded Federal Deposit Insurance Corporation insured limits by $1,864,845.

e.    Restricted Cash and Cash Held in Escrow by Lenders – Includes restricted deposits accounts maintained pursuant to the Company's debt agreements and interest rate swap agreements.

f.    Deferred Financing Costs – Costs incurred in connection with the unsecured credit facility are capitalized and amortized using the straight-line method over the term of the related debt agreement.

g.    Derivative Financial Instruments – To manage or hedge its interest rate risk on its bonds and mortgage notes payable, the Company may enter into interest rate swap and cap agreements, which meet the definition of a derivative and are marked to fair value. Fair values of these derivatives are provided by counterparties and are recorded in the statement of assets and liabilities.  The change in value is recorded in the statement of operations.

h.    Mortgage Notes, Bonds and Credit Facilities Payable – Mortgage notes, bonds payable and certain credit facilities owed by the Company are reported at fair value as determined by the Manager by discounting future payments required under the terms of the obligations at rates currently available to the Company for debt with similar maturities, terms and underlying collateral.  Financial costs associated with such debt are expensed as incurred.  The difference between the current fair value and the prior year fair value is reflected as a component of operations in the net unrealized depreciation on fair value of mortgages notes and bonds payable section of the accompanying consolidated statement of operations.  The unsecured credit facility is carried at amortized cost.

i.    Rental Income - Leases at residential properties generally have terms of one year or less and rental income is recognized when payment is due pursuant to the terms of the leases.  Reimbursements for utilities and other expense recoveries are recorded as revenue when earned.

j.    Income Taxes – Generally, there is no provision for federal income taxes in the accompanying consolidated financial statements as each member is responsible for reporting its allocable share of the income, gains, losses and credits of the Company. Generally, the Company's U.S. tax returns are subject to examination by federal, state, and local authorities for a period of three years from the latter of the due date of such returns or the actual date the returns were filed.
k.    Sales of Investment in Real Estate - Sales of real estate owned are recognized in accordance with U.S. generally accepted accounting principles, applicable to sales of real estate.  Gain or loss on sales of real estate are recorded when title is conveyed to the buyer, subject to the buyer's financial commitment being sufficient to provide economic substance to the sale and the Company having no substantial continuing involvement with the buyer. Net realized gain or loss on investments in real estate, if any, is the Company's share of cash proceeds from disposition of investments in real estate less the cost basis and transaction costs.

3.            SALE OF REAL ESTATE PROPERTIES

On February 15, 2013, investment in Coral Point was sold for $19,500,000 in an all cash transaction. The cost basis of the property on the date of sale was $26,962,137 and resulted in a net loss of $7,727,015 after transaction closing costs of $264,878. The proceeds of the sale were used to pay down the mortgage on the property.

On March 20, 2013, investment in Oakhurst Apartments was sold for $8,100,000 in an all cash transaction. The cost basis of the property on the date of sale was $18,273,704 and resulted in a net loss of $10,385,905 after transaction closing costs of $212,202. The proceeds of the sale were used to pay down the mortgage on the property.

On May 13, 2013, investment in Misty Springs was sold for $7,430,000 in an all cash transaction. The cost basis of the property on the date of sale was $9,885,528 and resulted in a net loss of $2,670,147 after transaction closing costs of $214,619. The proceeds of the sale were used to pay down the mortgage on the property.

On November 07, 2013, investment in Bluff Ridge was sold for $4,325,000 in an all cash transaction. The cost basis of the property on the date of sale was $9,256,538 and resulted in a net loss of $5,087,314 after transaction closing costs of $155,776. The proceeds of the sale were used to pay down the mortgage on the property.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2013

4.	MORTGAGE NOTES, BONDS, CREDIT FACILITIES PAYABLE AND LOANS FROM AFFILIATES

 The following summarizes the Company's debt at December 31, 2013:

		INTEREST	MATURITY	MONTHLY	PRINCIPAL	FAIR VALUE
PROPERTY	Ref	RATE	DATE	PAYMENT	AT 12/13/2013	AT 12/13/2013

Mortgage Notes Payable:
Oakwell Farms		5.63%	2/1/2014	91,038	$ 14,729,190	$ 14,729,190
The Reserve at Wescott Plantation	(1)	2.63%	8/1/2023	37,792	16,700,000	16,700,000
Jackson Park Place	(2)	2.47%	12/1/2023	94,643	25,216,055	25,216,055
Total Mortgage Notes Payable					56,645,245	56,645,245

Bonds Payable
Arbor Hill	(3),(4)	0.26%	12/1/2025	15,189	26,150,000	26,150,000
Brentwood Oaks	(4)	0.28%	7/15/2031	6,491	11,320,000	11,320,000
Covey at Fox Valley	(4)	0.27%	10/15/2027	10,039	12,410,000	12,410,000
Total Bonds Payable					49,880,000	49,880,000

Secured Credit Facility	(5)				82,977,616	79,182,848

Subtotal					189,502,861	185,708,093
Cumulative unrealized appreciation	(6)				(3,794,768)	-
Mortgage Notes, Bonds and Secured Credit Facility Payable, at Fair Value					185,708,093	$ 185,708,093

Unsecured Credit Facility
Tranche A	(7)	3.55% + LIBOR	12/31/2017		42,815,775
Tranche B	(7)	2% + LIBOR	12/31/2017		33,923,864
					76,739,639	See Note 6

Loans from Affiliates:
Six Point Zero LLC	(8)	6.00%	1/1/2015		1,006,233
Two Point Five Five LLC	(9)	6.00%	11/30/2014		2,800,000
Total Loans from Affiliates					3,806,233

Total Mortgage Notes, Bonds, Credit Facilities Payable
and Loans from Affiliates					$ 266,253,965

Mortgage Notes Payable:

(1)
On July 31, 2013, The Reserve at Wescott Plantation paid off its existing loan and entered into a new loan with a bank in the amount of $16,700,000.  The loan provides for interest only payments at a variable rate of LIBOR plus 2.46% through July 31, 2014, after which time the monthly payments shall include principal payments at a rate of 30 year amortization.  The loan matures on August 1, 2023.

(2)
On November 15, 2013, Jackson Park Place paid off its existing loan and entered into a new loan with a bank in the amount of $25,257,000.  The loan provides for fixed monthly principal payments of $40,945 with interest payments based on LIBOR plus 2.30%.  The loan matures on December 1, 2023.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2013

Bonds Payable:

(3)	The bond is also collateralized with Littlestone at Village Green.
(4)	The interest rate is based on a weekly variable rate, which is determined by a highly rated bond composite variable rate.

Secured Credit Facility:

(5)
The secured credit facility (the "Facility") in the amount of $84,718,000 is collateralized by Arbors of Dublin, Cornerstone, Morganton Place, The Greenhouse, Village at Cliffdale and Woodberry. The Facility provides for interest only monthly payments which are based upon a fixed rate through 2012, after which time it shall include principal to amortize the outstanding balance over a 30 year period. Each draw matures on dates ranging from October 2016 to October 2017. The interest rates for each draw vary from 5.44% to 5.68%. The Facility may be prepaid with penalty. As of December 31, 2013, the Company did not meet the required Net Worth as defined in section 8.17 of the Facility.

Net unrealized appreciation on Mortgage Notes, Bonds and Credit Facilities:

(6)	This amount is the net unrealized appreciation of the mortgages, bonds and credit facilities for the period of inception to December 31, 2013.

Unsecured Credit Facility:

(7)
In connection with the acquisition of APRO, the Company entered into an unsecured credit facility (the "Loan") with a bank in the amount of $175,000,000. On September 30, 2013, the Company executed an Amendment and Restated Loan Agreement which extends the maturity until December 31, 2017.  The Loan may be prepaid without penalty, requires mandatory repayments from the proceeds of sales, and restricts distributions until the loan is paid in full.  The Loan also has reduced the pay rate on Tranche B to a floating rate of 200 basis points over LIBOR while increasing the additional accrual rate on Tranche B to a 500 basis points over LIBOR. However, the aforementioned accrued interest will be forgiven each time the Company pays the above mentioned required principal payment timely, as defined in the Loan Agreement. As of and for the year ended December 31, 2013, the Company is in compliance with certain financial ratios which must be maintained during the life of the Loan.

Loans from Affiliates:

(8)
The promissory notes totaling $1,400,000 were entered into on August 28, 2013 with an entity managed by an affiliate of the Manager.  The notes provide for interest of 6%, with scheduled payments of principal and interest and may be prepaid prior to maturity without penalty.  The notes mature on January 1, 2015.  As of December 31, 2013, $393,767 has been repaid. For the year ended December 31, 2013, interest expense on this promissory note was $21,131.

(9)
The promissory notes totaling $2,800,000 were entered into on December 2, 2013 with an entity managed by an affiliate of the Manager.  The notes provide for interest of 6%, with scheduled payments of interest and may be prepaid prior to maturity without penalty.  The notes mature on November 30, 2014. For the year ended December 31, 2013, interest expense on this promissory note was $14,000.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2013

As of December 31, 2013, scheduled principal payments on mortgage notes, bonds and secured credit facilities are as follows:

2014	$ 25,775,963
2015	12,110,769
2016	43,478,805
2017	99,947,825
2018	811,923
Thereafter	87,923,448
$ 270,048,733

5.            INTEREST RATE DERIVATIVES

The Company manages and hedges its exposure to interest rate volatility on variable rate mortgage loans through interest rate swap agreements (the "Rate Swaps") in order to control interest expense.  In addition, the Company entered into LIBOR rate cap agreements (the "Rate Caps") to manage its exposure to increases in LIBOR on its variable rate borrowings in order to control interest expense.

The following summarizes the Company's Rate Swaps and Rate Caps at December 31, 2013:
		Notional	Receive/		(Level 3)
Type	Maturity	Amount	Cap Rate	Pay Rate	Fair Value

Variable to fixed swap (1)	12/15/2016	$ 12,410,000	0.10%	3.69%	$ (1,175,398)
Libor Cap	1/1/2015	13,400,000	6.00%	n/a	-
Libor Cap	1/1/2015	12,750,000	6.00%	n/a	-
Libor Cap	9/15/2016	11,320,000	6.22%	n/a	508
Libor Cap	8/1/2018	16,700,000	4.00%	n/a	162,175
Libor Cap	12/1/2018	25,257,000	4.25%	n/a	319,900

		$ 91,837,000			$ (692,815)
(1)  All payments under the swap agreements, including the notional amount are guaranteed by the Company.

The Company is exposed to credit losses from counter party non-performance. The net fair value of the Rate Swaps and Rate Caps is estimated to be ($692,815) as of December 31, 2013, and is reported under accounts payable and accrued expenses in the accompanying consolidated statement of assets and liabilities. The Company made $446,075 in net payments to the Rate Swaps and Rate Caps during the year ended December 31, 2013, which are included on the accompanying consolidated statement of operations as an increase of interest expense. The Company recognized net unrealized appreciation on the Rate Swaps and Rate Caps of $346,106 for the year ended December 31, 2013.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2013

Effective as of July 31, 2013, the Company entered into an interest rate cap agreement with a notional amount of $16,700,000 concurrent with the refinancing of The Reserve at Wescott. The bank is required to pay to the Company the excess of the one month LIBOR rate on a monthly measurement date over a strike rate of 4.00%, multiplied by the notional amount of the LIBOR caps through maturity on August 1, 2018.

Effective as of November 15, 2013, the Company entered into an additional interest rate cap agreement with a notional amount of $25,257,000 concurrent with the refinancing of Jackson Park Place. The bank is required to pay to the Company the excess of the one month LIBOR rate on a monthly measurement date over a strike rate of 4.255%, multiplied by the notional amount of the LIBOR caps through maturity on December 1, 2018.

6.            FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's financial instruments consist of cash, cash equivalents, restricted cash, accounts payable and loans payable. Cash, cash equivalents, restricted cash and accounts payable are carried at amounts that approximate their fair value. The interest rate caps and swaps are carried at fair value as described in note 5.

Effective January 1, 2008, management has elected to measure all of its debt at fair value, except for the unsecured credit facility, and loans from affiliates. However management reserves the right to elect to measure future eligible financial assets or liabilities at fair value. The fair value of the mortgage notes and bonds payable has been determined by discounting the future payments required under the terms of the notes at rates available to the Company for debt with similar maturities, terms, and underlying collateral as described in note 4. The fair value of the unsecured credit facility and loans from affiliates is approximately $76,739,639 and $3,806,233, respectively at December 31, 2013.

7.            ASSETS AND LIABILITES MEASURED AT FAIR VALUE

The accounting guidance for Fair Value Measurements establishes a framework for measuring fair value that includes a hierarchy used to classify the inputs used in determining fair value. The hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three levels. The level in the fair value hierarchy within which the fair value measurement falls is determined based on the lowest level of input that is significant to the fair value measurement.

Fair value is defined as the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability. The fair value is calculated based on assumptions that market participants would use in pricing the asset or liability, not on assumptions specific to the entity.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2013

The three levels of fair value hierarchy are described below.

•	Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;
•	Level 2 – Quoted prices in active markets for similar assets and liabilities or quoted prices in less active, dealer or broker markets;
•	Level 3 – Prices or valuations that require inputs that are both significant to the fair value measurement and are unobservable.
The Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. Accordingly, when available, the Company measures fair value using Level 1 inputs because they generally provide the most reliable evidence of fair value. If market data is not readily available, fair value is based upon other significant unobservable inputs such as inputs that reflect the Company's own assumptions about the inputs market participants would use in valuing the investments.  Investments valued using unobservable inputs are classified to the lowest level of any input that is most significant to the valuation.  Thus, a valuation may be classified in Level 3 even though the valuation may include significant inputs that are readily observable.

The following major categories of assets and liabilities were measured at fair value during the year ended December 31, 2013:

	Level 3:
	Significant
	Unobservable	2013
	Inputs	Total
Assets
Investment in real estate properties	$ 267,600,000	$267,600,000
Total assets	$ 267,600,000	$267,600,000

Liabilities
Mortgage notes, bonds and credit
facilities payable	$ 185,708,093	$185,708,093
Interest rate derivatives	695,815	695,815
Total liabilities	$ 186,403,908	$186,403,908

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2013

The following is a reconciliation of the beginning and ending balances for assets and liabilities measured at fair value using significant unobservable inputs (level 3) during the year ended December 31, 2013:

	Investment in	Mortgage Notes,	Derivative
	Real Estate	Bonds and Credit	Financial
	Properties	Facilities Payable	Instruments

Balance at December 31, 2012	$ 302,900,000	$ (220,633,277)	$ (1,596,322)

Net unrealized gain (loss) included in net decrease in
net assets resulting from operations	26,936,936	(592,317)	346,106
Realized (loss) gain included in net decrease in
net assets resulting from operations	(25,870,381)	-	-
Capital additions	2,140,970	-	-
Proceeds from sale of real estate properties	(38,507,525)	-	-
Payment for interest rate caps		-	557,401
Proceeds from loans	-	(41,957,000)	-
Repayment of mortgage notes payable	-	76,654,623	-
Payment of deferred financing costs	-	819,878	-
Balance at December 31, 2013	$ 267,600,000	$ (185,708,093)	$ (692,815)

The amount of total gains for the period included in net increase in net assets resulting from operations attributed to the change in the unrealized appreciation and depreciation relating to investments in real estate and mortgage notes, bonds, and credit facility payable still held at the reporting date.
	$ 1,874,843	$ 1,781,662	$ 346,106

The values of real estate properties have been prepared giving consideration to the income and sales comparison approaches of estimating property value. The income approach estimates an income stream for a property and discounts this income plus a reversion (presumed sale) into a present value at a risk adjusted rate. Yield rates and growth assumptions utilized in this approach are derived from market transactions as well as other financial and industry data. The sales comparison approach compares recent transactions to the appraised property. Adjustments are made for dissimilarities which typically provide a range of value. Generally, the income approach carries the most weight in the value reconciliation. The Company's real estate properties are generally classified within Level 3 of the valuation hierarchy.

The fair values of mortgage loans and bank loans payable are determined by discounting the future contractual cash flows required under terms of the obligations to the present value using a current market interest rate. The market rate is determined by giving consideration to one or more of the following criteria as appropriate: (i) interest rates for loans of comparable quality and maturity, and (ii) the value of the underlying collateral. The Company's mortgage loans, notes payable and certain credit facilities are generally classified within Level 3 of the valuation hierarchy.

The following table shows quantitative information about significant unobservable inputs related to Level 3 fair value measurements used at December 31, 2013:

	Fair	Valuation	Unobservable		Weighted
	Value	Techniques	Inputs	Range	Average

Investment in
real estate properties	$ 267,600,000	Discounted cash flows (DCF)	Discount rate	8.00% - 9.50%	8.60%
			Capitalization rate	5.25% - 7.50%	6.53%
			DCF Term (years)	10 years

Mortgage notes, bonds, and credit
facilities payable	$ 185,708,093	Discounted cash flows (DCF)	Discount rate	2.76% - 12.69%	6.99%

The key inputs to valuation of interest rate caps and swap are not made available by the counterparties.

8.            MANAGEMENT SERVICES

A management agreement between the Company and the Manager was entered into on June 4, 2007.  The agreement provides for the Manager to perform property management services for which it receives a property management fee equal to 4.5% of the gross receipts from real estate properties as well as reimbursement for all expenses incurred while conducting the business and affairs of the Company. For the year ended December 31, 2013, the Company incurred $1,762,829 of property management fees.

Certain affiliates of the Manager oversee the management and operations of various real estate properties, including those owned by the Company. Services performed by the affiliates are billed upon the actual costs incurred, allocated among all entities for which those services are provided. In addition to property management fees, these affiliates are reimbursed for costs incurred directly related to services provided to the Company.  These costs are included in operating expenses in the accompanying consolidated statement of operations.

SENTINEL OMAHA LIMITED LIABILITY COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended December 31, 2013

9.            FINANCIAL HIGHLIGHTS

The following represents the financial highlights for the year ended December 31, 2013:

Ratios to weighted average net assets: (1)

Net investment income (2) (271.21)%

Fund level expenses, including management fees                                                                                                                              (160.60)%

Internal rate of return (3)
           Inception through December 31, 2012 (100.00)%
           Inception through December 31, 2013(38.17)%

Ratio of capital contributions received to total
Capital commitments (includes General Partner) (4)                                                                                                                              90.9%

(1)
Weighted average net assets are calculated for the Members based upon the weighted average of the beginning and ending net assets for the year ending December 31, 2013 and using the actual date of capital contributions and distributions during the year ended December 31, 2013.

(2)	Net investment income includes income less all expenses other than any realized gains or losses on investments in real estate properties and unrealized appreciation or depreciation.
(3)
Internal rate of return net of all fees was calculated using the actual date of capital contributions and distributions since inception, and net assets at December 31, 2013 and December 31, 2012 of the Members' aggregate capital as of each measurement date.

(4)	As of December 31, 2013, the Company has called and received cumulative $124 million of committed capital from the Members.

10.            RISKS AND UNCERTAINTIES

The Company and the properties in which it has an interest are operating in a challenging and uncertain economic environment. Financial and real estate companies continue to be affected by liquidity, disparity of real estate values and financing issues. Should market conditions deteriorate there is no assurance that such conditions will not result in further decrease in value of real estate, decreased cash flows or the ability to repay, refinance or extend the Company's debt when it comes due.

11.            SUBSEQUENT EVENTS

The Company has evaluated subsequent events through April 17, 2014, the date the financial statements were available for issuance.

On January 30, 2014 Oakwell Farms paid off its existing loan and entered into a new loan with a bank in the amount of $20,442,000.